Exhibit 1.01

                               TERMS AGREEMENT


                                            September 9, 1996



Travelers/Aetna Property Casualty Corp.
One Tower Square
Hartford, Connecticut 06183

Attention: Chief Financial Officer

Dear Sirs:

               We understand that Travelers/Aetna Property Casualty Corp., a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of Securities set forth opposite our respective names on the list attached hereto at 99.777% of the principal amount thereof, plus accrued interest from September 1, 1996 to the date of payment and delivery. The Closing Date shall be September 12, 1996 at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, New York, New York 10013.

               The Securities shall have the following terms:

        Title:               6-3/4% Notes due September 1, 1999
        Maturity:            September 1, 1999
        Interest Rate:       6-3/4% per annum
        Interest Payment
          Dates:             March 1 and September 1,
                             commencing March 1, 1997
        Initial Price to
          Public:            100% of the principal amount thereof, plus accrued
                             interest from September 1, 1996 to the date of
                             payment and delivery
        Redemption
          Provisions:        The Notes will not be subject to redemption prior
                             to maturity and will not be subject to any sinking fund

        Additional terms:    The Regular Record Dates are February 15 and
                             August 15. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global
                             Securities registered in the name of The Depository
                             Trust Company ("DTC") or its nominee. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.
                             Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's Prospectus
                             Supplement dated September 9, 1996. Principal and interest on the Securities shall be payable in United States dollars.

               All the provisions contained in the document entitled "Travelers/Aetna Property Casualty Corp.-Debt Securities-Underwriting Agreement Basic Provisions" and dated April 23, 1996 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

               The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

               James M. Michener, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

               The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.

               Please accept this offer no later than 9:00 o'clock P.M. on September 9, 1996, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

               "We hereby accept your offer, set forth in the Terms Agreement, dated September 9, 1996, to purchase the Securities on the terms set forth therein."

                                            Very truly yours,

                                            SMITH BARNEY INC.
                                            UBS SECURITIES LLC



                                            By: SMITH BARNEY INC.



                                            By:  /s/ Christopher Lynch
                                                ------------------------
                                                Name:  Christopher Lynch
                                                Title: Managing Director



ACCEPTED:

TRAVELERS/AETNA PROPERTY CASUALTY CORP.


By:    /s/ Firoz B. Tarapore
    --------------------------
    Name:  Firoz B. Tarapore
    Title: Assistant Treasurer

                                                     Principal
Underwriter                                            Amount
- -----------                                          ------------
Smith Barney Inc.        . . . . . . . . . . . .    $ 150,000,000

UBS Securities LLC       . . . . . . . . . . . .       50,000,000
                                                     ------------

        Total . . . . . . . . . . . . . . . . . .    $200,000,000
                                                     ============